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                                                                       EXHIBIT 5




                                                          March 19, 1998


Woodroast Systems, Inc.
10250 Valley View Road, Suite 145
Eden Prairie, MN 55344

Ladies and Gentlemen:

         We have acted on behalf of Woodroast Systems, Inc., a Minnesota corporation (the "Company") in connection with the preparation of a Registration Statement on Form S-3 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission on March 19, 1998 relating to the registration under the Securities Act of 1933, as amended, of
(i) an indeterminable number of shares of common stock, par value $.005 per share ("Common Stock") (up to the number of then authorized but unissued shares) to be issued by the Company upon conversion of 117,500 shares of Class A 8% Convertible Preferred Stock, par value and stated value $10.00 per share ("Preferred Stock") and 175,000 shares of Common Stock to be issued by the Company upon exercise of those certain options issued to Perrin, Holden & Davenport Capital Corp. and its designees dated February 19, 1998 ("Placement Agent Options") and (ii) 175,000 Placement Agent Options.

          Upon examination of such corporate documents and records as we have deemed necessary or advisable for the purposes hereof and including and in reliance upon certain certificates by the Company, it is our opinion that:

         a. The Company is a validly existing corporation in good standing under the laws of the State of Minnesota.

         b. The shares of Common Stock to be issued upon conversion of the Preferred Stock have been duly authorized and, when issued in accordance with the terms thereof and in the manner provided in the Registration Statement, will be legally issued, fully paid and non-assessable.

         c. The shares of Common Stock to be issued upon exercise of the Placement Agent Options, have been duly authorized and, when issued in accordance with the terms of such Options and in the manner provided in the Registration Statement, will be legally issued, fully paid and non-assessable.

         d. The Placement Agent Options currently outstanding have been duly authorized and legally issued.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to our firm under the heading "Legal Matters" in the Registration Statement.

                                             Very truly yours,

                                             MASLON EDELMAN BORMAN & BRAND, LLP